Exhibit 10.1
VOTING LIMITATION AGREEMENT
     This VOTING LIMITATION AGREEMENT (this “Agreement”) dated as of March 28, 2007, is entered into by and between Battle Mountain Gold Exploration Corp., a Nevada corporation (the “Company”) and Royal Gold, Inc., a Delaware corporation (“Acquiror”).
RECITALS:
     WHEREAS, the Company and Acquiror desire to enter into an agreement for the Acquiror to acquire the Company (the “Acquisition Agreement”);
     WHEREAS, Acquiror has previously entered into Option and Support Agreements, dated as of March 5, 2007, with each of Mark D. Kucher (“Kucher”) and IAMGOLD Corporation (collectively with Kucher, the “Shareholders”), pursuant to which the Shareholders have agreed, among other matters, to approve the Acquisition Agreement and the transactions contemplated thereby; and
     WHEREAS, the Company, BMGX (Barbados) Corporation (collectively with the Company, the “Borrowers”) and Acquiror have entered into that certain Bridge Finance Facility Agreement (the “Bridge Loan”), dated as of the date hereof, pursuant to which Acquiror has agreed to loan up to $20,000,000 aggregate principal amount to the Borrowers, which amount, collectively with all accrued but unpaid interest thereon, all interest on accrued and unpaid interest, all accrued and unpaid fees, expenses, costs, indemnities and other amounts payable to the Acquiror under the Bridge Loan, may be converted, at the option of the Acquiror, at any time during the term of the Bridge Loan, into shares of Company Common Stock at a conversion price equal to $.60 per share.
     NOW, THEREFORE, the parties hereto agree as follows:
AGREEMENT
1. Certain Definitions. For purposes of this Agreement:
     (a) “Acquisition Proposal” means any proposal, offer or inquiry relating to (or any third party indication of interest in), whether in one transaction or a series of related transactions, (i) any sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of the business or assets of the Company representing 10% or more of the consolidated assets of the Company and its subsidiaries, (ii) any issuance, sale or other disposition by the Company (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) any tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) would acquire Beneficial Ownership, or the right to acquire Beneficial Ownership, of 20% or more of the outstanding shares of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iv) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by the Acquisition Agreement.
     (b) “Affiliate” shall mean, with respect to any specified person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified. The term “Affiliated” shall have a correlative meaning.
     (c) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
     (d) “Company Common Share” means a share of common stock, par value $.001 per share, of the Company, including for purposes of this Agreement, all shares or other voting securities into which a Company Common Share may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of Company Common Shares).
     (e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (f) “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     (i) “Limitation Period” shall mean the period (A) commencing upon the termination of the Acquisition Agreement by the Company if, at any time prior to receiving the Requisite Shareholder Approval, the board of directors of the Company authorizes the Company, subject to complying with the terms of the Acquisition Agreement, to terminate the Acquisition Agreement in order to enter into a binding, definitive agreement with respect to a Superior Proposal; provided that the Company shall have first paid to Acquiror any termination, break-up or similar fees payable pursuant to the Acquisition Agreement; and provided, further, that (i) the board of directors after consultation with its outside legal counsel and financial advisors, concludes in good faith that an Acquisition Proposal constitutes a Superior Proposal (and after giving effect to any proposed modifications to the Acquisition Agreement or the transactions contemplated thereby), (ii) the Company has notified Acquiror by written notice, at least four business days in advance, of its board of director’s intention to not make, withdraw, modify or qualify a recommendation (a “Change in Recommendation”) to the shareholders of the Company in favor of the Acquisition Agreement and the transactions contemplated thereby, specifying the material terms and conditions of such Superior Proposal and the identity of the party making such Superior Proposal, and furnishing to Acquiror a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents received by it or its representatives, and (iii) prior to effecting such a Change in

Recommendation, the board of directors of the Company has, and has caused its financial and legal advisors to, negotiate with Acquiror in good faith to make such adjustments in the terms and conditions of the Acquisition Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (B) ending upon the earlier of (i) the consummation or termination of a transaction underlying a Superior Proposal, (ii) the Company’s acceptance of any proposed modifications to the Acquisition Agreement or the transactions contemplated thereby such that an Acquisition Proposal previously considered to be a Superior Proposal no longer constitutes a Superior Proposal, or (iii) the receipt by the Company of the Requisite Shareholder Approval.
     (g) “Requisite Shareholder Approval” means the affirmative consent or vote of the holders of the outstanding shares of Company Common Stock required by law to approve the Acquisition Agreement and the transactions contemplated thereby.
     (h) “Share Limit” means 39.9% of the total number of shares of Company Common Stock entitled to vote in respect of a matter.
     (i) “Superior Proposal” means a bona fide written and publicly announced Acquisition Proposal that (i) the board of directors of the Company concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, timing, certainty and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable to the shareholders of the Company of the from a financial point of view, than the transactions contemplated by the Acquisition Agreement (after giving effect to any adjustments to the terms and provisions of the Acquisition Agreement proposed by Acquiror in response to such Acquisition Proposal), (ii) if any cash consideration is payable as part of the Superior Proposal, that such cash consideration shall be fully financed or reasonably capable of being fully financed promptly, (iii) if any consideration as part of the Superior Proposal is payable in shares of capital stock listed on a national securities exchange or quoted on an inter-dealer quotation system, then the value of such consideration shall be determined in relation to the value of the shares of Company Common Stock to be issued in connection with the transactions contemplated by the Acquisition Agreement, and (iv) is reasonably likely to receive all required approvals of any Governmental Body and other person on a timely basis and otherwise reasonably capable of being completed on the terms proposed.
2. Voting Restrictions. The Acquiror agrees that if the Acquisition Agreement is executed by the parties thereto, during the Limitation Period, the Acquiror shall not vote any Company Common Shares in excess of the Share Limit in favor of the Acquisition Agreement or the transactions contemplated thereby, or against any action, agreement, transaction or proposal that is made in opposition to, or is in competition or inconsistent with, the Acquisition Agreement or the transactions contemplated thereby, relates to an alternative Acquisition Transaction (as defined in the Letter Agreement between Acquiror and the Company, dated February 28, 2007) or could otherwise prevent, impede or delay the consummation of the Acquisition Agreement or the transactions contemplated thereby; provided that Acquiror may vote in excess of the Share Limit any remaining shares of Company Common Stock in a manner proportionate to the manner in which all holders of shares of Company Common Stock (other than the Shareholders or the Acquiror) vote in respect of a matter.

3. Waiver; Amendment. Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed by the parties hereto.
4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Any signature pages of this Agreement transmitted by telecopier will have the same legal effect as an original executed signature page.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

COMPANY: BATTLE MOUNTAIN GOLD EXPLORATION CORP.
By:	/s/ David Atkinson
	Name:	David Atkinson
	Title:	Chief Financial Officer

ACQUIROR: ROYAL GOLD, INC.
By:	/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President and Chief Executive Officer

5